Exhibit 10.1

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CREDIT AGRICOLE CIB 1301 Avenue of the Americas New York, New York 10019	THE BANK OF NOVA SCOTIA Scotia Plaza 40 King Street West 62nd floor Toronto, Ontario Canada, M5W 2X6

December 2, 2010

Walter Energy, Inc.
4211 W. Boy Scout Boulevard

Tampa, Florida 33607
Attention: Miles Dearden

Project X-Men
Commitment Letter
$2,725,000,000 Senior Secured Bank Facilities

Ladies and Gentlemen:

Walter Energy, Inc. (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Credit Agricole Corporate and Investment Bank (“CA-CIB”) and The Bank of Nova Scotia (“BNS” and, together with MSSF and CA-CIB, “we”, “us” or the “Commitment Parties” and each individually a “Commitment Party”) that you will acquire (the “Acquisition”), directly or indirectly through a newly formed wholly-owned subsidiary, 100% of the outstanding capital stock of Western Coal Corp., a corporation existing under the laws of the Province of British Columbia (the “Target”), pursuant to a one step merger (the “Merger”) to be effected pursuant to an arrangement agreement (in the form provided to the Lead Arrangers prior to the execution of this Commitment Letter, the “Acquisition Agreement”) between you and Target for your stock and an aggregate cash purchase price of approximately $2.453 billion. It is understood that prior to the consummation of the Merger you or one of your subsidiaries may acquire a portion of the Target’s outstanding capital stock from certain existing stockholders. After giving effect to the Acquisition, Target will become a wholly-owned subsidiary of the Borrower.  All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition, to refinance all existing indebtedness of the Borrower and Target and their respective subsidiaries (the “Refinancing”), to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be $2.735 billion and shall be provided in part from the incurrence by the Borrower of senior secured credit facilities consisting of (i) a term A loan facility in the aggregate principal amount of $600.0 million (the “Tranche A Facility”), (ii) a term B loan facility in the aggregate principal amount of $1.750 billion (the “Tranche B Facility”, together with the Tranche A Facility, the “Term Loan Facilities”) and (iii) a revolving credit facility in the amount of $375.0 million (the “Revolving Facility”, together with the Tranche A Facility and Tranche B Facility, the “Bank Facilities”), of which Revolving Facility not more than an amount to be agreed by the Commitment Parties may be drawn immediately after giving effect to the Transactions, in each case, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bank Term Sheet”);

The Acquisition, the Refinancing, the entering into of this Commitment Letter (as defined below), the entering into of the Bank Facilities and the initial borrowings thereunder and the related transactions contemplated by the foregoing as well as the payment of fees, commissions an expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.

1.                                      Commitments.  Each Commitment Party is pleased to severally (and not jointly) commit to provide (a) in the case of MSSF, 60%, in the case of CA-CIB, 22% and in the case of BNS, 18%, of the Bank Facilities subject to and on the terms and conditions set forth herein and in the Bank Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”, together with the Bank Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”).  It is agreed that (i) MSSF, CA-CIB and BNS shall act as joint lead arrangers for the Bank Facilities (in such capacity, the “Lead Arrangers”), (ii) MSSF shall act as administrative agent for the Bank Facilities (in such capacity, the “Administrative Agent”), (iii) MSSF, CA-CIB and BNS shall act as joint book-runners for the Bank Facilities, (iv) MSSF, CA-CIB and BNS shall act as co-syndication agents for the Bank Facilities and (v) MSSF shall act as documentation agent for the Bank Facilities (in such capacity, the “Documentation Agent”). It is also agreed that MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with any of the Bank Facilities and shall hold the leading role and responsibilities customarily associated with such “left” placement, including maintaining sole “physical books” in respect of each of the Bank Facilities.  It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Bank Facilities outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree. Notwithstanding the above, you shall have the right to appoint one additional financial institution that is reasonably satisfactory to us to act as a agent or co-agent (the “Additional Agent”); provided that (i) such Additional Agent shall deliver by December 14, 2010 a joinder to this Commitment Letter in form and substance reasonably satisfactory to the Lead Arrangers by which such Additional Agent shall become a Commitment Party hereunder, (ii) the percentage of the total compensation and economics paid in connection with the Bank Facilities received by the Additional Agent shall not exceed such appointed entity’s percentage of commitments of the Bank Facilities set forth in the joinder delivered by such appointed entity pursuant to clause (i) immediately above, (iii) the aggregate compensation and economics payable by you and your affiliates in connection with the Bank Facilities to such Additional Agent shall not exceed 10% of the total compensation and economics paid in connection with the Bank Facilities and (iv) the commitments of such Additional Agent shall reduce the commitments of the Commitment Parties set forth above in a manner to be determined by the Lead Arrangers.

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Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bank Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bank Facilities (the “Closing Date”) in a manner consistent with the Acquisition Agreement. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.  The commitment and other obligations of the Commitment Parties hereunder are subject solely to the satisfaction of the following conditions:

(a)                                  the negotiation, execution and delivery of definitive loan documentation for the Bank Facilities (including related collateral agreements) (the “Bank Documentation”), consistent with the Commitment Letter and the Fee Letter and otherwise mutually agreed to be customary and appropriate for transactions of this type;

(b)                                 since March 31, 2010, there shall not have occurred a Company Material Adverse Effect (as defined in Exhibit C attached hereto) or any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect (as defined in Exhibit C attached hereto); and

(c)                                  satisfaction of the other conditions set forth in the Conditions Term Sheet.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bank Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (A) such of the representations made by (or relating to) the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right (determined without regard to any notice requirement) to terminate your obligations (or to decline to consummate the Merger) under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Bank Documentation shall be in a form such that they do not impair availability of the Bank Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that (I) to the extent any Collateral referred to in the Bank Term Sheet may not be perfected by the filing of a UCC financing statement, PPSA financing statement, or taking possession of a stock certificate, if the perfection of the Administrative Agent’s security interest in such Collateral is not accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to the Administrative Agent and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth herein or in the Term Sheets except to the extent stated therein).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Bank Term Sheet relating to, corporate existence (subject to customary materiality thresholds), corporate power and authority, the due authorization, execution, delivery, validity and enforceability of the Bank Documentation, the Bank Documentation not conflicting with charter documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date, Federal Reserve margin regulations,

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Investment Company Act of 1940, Patriot Act, and validity, priority and perfection of security interests (subject to subclause (I) of the last parenthetical appearing in the preceding sentence).

2.                                      Syndication.  The Lead Arrangers reserve the right, prior to or after execution of the definitive credit documentation for the Bank Facilities, to syndicate, in consultation with you, all or part of the Commitment Parties’ commitment for such Facility to one or more financial institutions or institutional lenders. Without limiting your obligations to assist with syndication efforts as set forth herein, each of the Commitment Parties agree that commencement or completion of such syndications is not a condition to its commitments hereunder. Notwithstanding the foregoing, except as provided in the last sentence of the first paragraph of Section 1 of the Commitment Letter, it is agreed that any syndication of all or any portion of any of the commitments hereunder prior to the initial funding of the Bank Facilities shall not reduce any Commitment Party’s commitments hereunder with respect to any of the Bank Facilities (provided, however, that, notwithstanding the foregoing, assignments of an Commitment Party’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted), and, unless the Borrower consents in writing, which consent shall not be unreasonably withheld or delayed, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of each Bank Facility that is satisfactory to the Lead Arrangers.  Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Bank Facility between senior management and advisors of the Target and the proposed syndicate members for such Bank Facility (such members in respect of the Bank Facilities being referred to as the “Lenders”).  The Lead Arrangers will manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Facilities among the Lenders.

To assist the Commitment Parties in their syndication efforts, you hereby covenant and agree (but shall not constitute a condition to funding on the Closing Date):

(a)                                  to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arrangers with all information customarily required for such syndications as reasonably requested by the Lead Arrangers, including but not limited to the Projections (as defined below);

(b)                                 to use commercially reasonable efforts to assist the Lead Arrangers in preparing customary confidential information memoranda (including public and private versions thereof) and customary lender presentations to be used in connection with the syndication of each Bank Facility;

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(c)                                  to use your commercially best efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d)                                 prior to and until the completion of the syndication of the Bank Facilities (as determined by the Lead Arrangers and notified in writing to you), there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower, the Target or any of their respective subsidiaries or affiliates being attempted, offered, placed or arranged, including renewals or refinancing of any existing debt (it being understood that this condition shall survive the Closing Date as a covenant until the completion of the syndication of the Bank Facilities (as determined by the Lead Arrangers and notified in writing to you));

(e)                                  to obtain corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each of the Bank Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); and

(f)                                    to otherwise provide customary assistance to the Lead Arrangers in its syndication efforts, including by making available your and, using commercially reasonable efforts, the Target’s officers, representatives and advisors, in each case at times to be mutually agreed from time to time and to attend and make customary presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders.

3.                                      Information.  Subject to the last paragraph of Section 1 of this Commitment Letter, you represent and warrant that (a) all information (other than the Projections referred to below and information of a general economic or industry nature) that has been or will hereafter be made available by or on behalf of you, the Borrower, to your knowledge, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”), taken as a whole to the Commitment Parties is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized).  You agree that, if at any time prior to the Closing Date and for such period as is necessary to complete the syndication of the Bank Facilities any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Bank Facilities, we will be entitled to use and rely on the Information and the

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Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Bank Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Borrower, its subsidiaries or its securities and exculpating (i) us with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof and (ii) the Borrower and its subsidiaries with respect to any liability related to the misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.  You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”.  You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you promptly notify us otherwise): (a) the Term Sheets, (b) drafts and final definitive documentation with respect to the Bank Facilities; (c) administrative materials prepared by the Administrative Agent or the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Bank Facilities.

4.                                      Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arrangers, the Administrative Agent and the Commitment Parties for all reasonable and documented costs and expenses incurred by the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates (whether incurred before or after the date hereof) in connection with the Bank Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Bank Documentation and any security arrangements in connection therewith, including without limitation, the fees and disbursements of counsel, regardless of whether any of the Transactions is consummated.  You further agree to pay all costs and expenses of the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  Once paid, such fees shall not be refundable under any circumstances.  The terms of the Fee Letter are an integral part of each Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

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5.                                      Indemnity.  You agree to indemnify and hold harmless the Lead Arrangers, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Bank Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter or the Bank Documentation.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bank Facilities or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or its activities related to the Bank Facilities, the Commitment Letter or the Fee Letter, and it is further agreed that each Commitment Party shall have liability only to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment hereunder on a several, and not joint, basis with any other Commitment Party.

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6.                                      Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons.  This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Commitment Parties pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly,

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to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) if the Commitment Parties consent to such proposed disclosure or (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, to the extent permitted by law, you agree to inform us promptly thereof (other than in the case of requests by regulatory authorities or authorities purporting to have regulatory jurisdiction over the Commitment Parties)); provided that (i) you may disclose this Commitment Letter and the contents hereof to your officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any proxy or other public filing relating to the Transactions, (iii) you may disclose this Commitment Letter, and the contents hereof, to a potential Additional Agent and to rating agencies in connection with obtaining ratings for the Borrower and the Bank Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (v) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, you may disclose the Fee Letter and the contents thereof to your officers, directors, employees, attorneys, accountants and advisors, and to Target on a confidential and need-to-know basis.  You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Bank Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties, to the extent permitted by applicable law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties, to the extent permitted by law, agree to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations owing to you or any of your subsidiaries, (e) to the extent that such information was already in the Commitment Party’s possession or is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) to potential or

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prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Bank Facilities, in each case who agree (which agreement may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence defense”.  The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Bank Facilities upon the initial funding thereunder and shall in any event terminate upon the first anniversary of the date hereof.

7.                                      Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Parties and each other Lender.

8.                                      Governing Law etc.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute.  You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. You agree, on behalf of your affiliates, that the foregoing provisions of this paragraph shall also apply to your affiliates to the same extent as to you, and the extension of our commitments hereunder is being made in reliance on the foregoing.  Nothing herein will affect the right of the Lead Arrangers or Administrative Agent or the Commitment Parties to serve legal process in any other manner permitted by law or affect each Lead Arranger’s or Administrative Agent’s or a Commitment Party’s right to bring any suit, action or proceeding against the Borrower or its subsidiaries or its or their property in the courts of other jurisdictions.

9.                                      Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley, either directly or indirectly through its subsidiaries or affiliates (collectively, “Morgan Stanley”), Credit Agricole Securities (USA) Inc., either

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directly or indirectly through its subsidiaries or affiliates (collectively, “Credit Agricole”), and The Bank of Nova Scotia, either directly or indirectly through its subsidiaries or affiliates (collectively, “Bank of Nova Scotia”), are full service securities firms engaged in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley, Credit Agricole and Bank of Nova Scotia may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley, Credit Agricole and Bank of Nova Scotia may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. Notwithstanding the foregoing, the Lead Arrangers, the Administrative Agent, and the Commitment Parties are not and will not provide financial advisory or financial services to Target or any other Party in connection with the Acquisition without your prior consent (such consent not to be unreasonably withheld or delayed). You agree that the Lead Arrangers, the Administrative Agent and the Commitment Parties will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agent and the Commitment Parties, on the one hand, and Target or the Borrower, or their respective management, stockholders or affiliates, on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agent and the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, each of the Commitment Parties is acting solely as a principal and not as a fiduciary of you, your management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agent and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you and your respective subsidiaries are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice.  You and your respective subsidiaries agree that you will not claim that the Lead

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Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you or your or their respective subsidiaries, in connection with the Transactions or the process leading thereto.

Each Commitment Party reserves the right to employ the services of one or more of its respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Commitment Party in such manner as the Commitment Party and its affiliates may agree in its sole discretion.  Subject to the last sentence of the first paragraph of Section 2 of the Commitment Letter, you also agree that each Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its affiliates. You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.  Each Commitment Party agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

10.          Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to each Commitment Party executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on December 2, 2010.  Thereafter, the commitments and other obligations of each Commitment Party set forth in this Commitment Letter shall automatically terminate unless each Commitment Party shall in its sole discretion agree to an extension, upon the earliest to occur of (i) the termination of the Acquisition Agreement and (ii) June 30, 2011.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Bank Facilities and supersede all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Parties or the Lead Arrangers or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Sections 2, 3, 4, 5, 6, 8, 9 (other than the second sentence of the second paragraph of Section 9) and this Section 10 shall survive termination of this Commitment Letter, provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Bank Facilities, shall automatically terminate and be superseded by the Bank Documentation upon the initial funding thereunder. This Commitment Letter may not be amended or any provision hereof waived or modified

11

except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

[Remainder of page intentionally left blank]

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

		By:	/s/ Kevin D. Emerson
			Name:	Kevin D. Emerson
			Title:	Authorized Signatory

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

		By:	/s/Gary Herzog
			Name:	Gary Herzog
			Title:	Managing Director

		By:	/s/ David P. Cagle
			Name:	David P. Cagle
			Title:	Managing Director

THE BANK OF NOVA SCOTIA

		By:	/s/ David Konarek
			Name:	David Konarek
			Title:	Managing Director

Agreed to and accepted as of
the date first written above:

WALTER ENERGY, INC.
By:	/s/ Miles C. Dearden, III
Name: Miles C. Dearden, III
Title: SVP and Treasurer

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EXHIBIT A

$2.725 BILLION SENIOR SECURED BANK FACILITIES
SUMMARY OF CERTAIN TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter.

Borrower:	Walter Energy, Inc. (the “Borrower”). The Borrower will own all of the capital stock of the Target on the Closing Date.(1)

Joint Lead Arrangers:	Morgan Stanley Senior Funding, Inc. (“MSSF”), Credit Agricole Corporate and Investment Bank (“CA-CIB”) and The Bank of Nova Scotia (“BNS”) (collectively, in such capacity, the “Lead Arrangers”).

Administrative Agent:	MSSF.

Collateral Agent:	MSSF.

Joint Book-runners:	MSSF, CA-CIB and BNS.

Co-Syndication Agents:	MSSF, CA-CIB and BNS.

Documentation Agent:	MSSF.

Lenders:	MSSF, CA-CIB, BNS and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers in consultation with the Borrower (the “Lenders”).

Guarantors:

All obligations under the Bank Facilities and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing shall be fully and unconditionally guaranteed by each of the Borrower’s existing and subsequently acquired or organized direct and indirect material wholly-owned U.S. subsidiaries (each such subsidiary, a “Subsidiary Guarantor” and, collectively, the “Guarantors”), with exceptions to be mutually agreed.

(1)  Potential inclusion of Canadian Borrower under the Revolving Facility if mutually agreed.

Bank Facilities:	(A) A tranche A term loan facility (the “Tranche A Facility”) in an aggregate principal amount of $600.0 million.

(B) A tranche B term loan facility (the “Tranche B Facility” and, together with the Tranche A Facility, the “Term Facilities”) in an aggregate principal amount of $1.75 billion.

(C) A revolving credit facility (the “Revolving Facility” and together with the Term Facilities, the “Bank Facilities”) in an aggregate principal amount of $375.0 million, of which (i) an amount to be mutually agreed will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) an amount to be mutually agreed will be available as a swingline subfacility (the “Swingline Facility”).

Letters of Credit issued under the Revolving Facility will be issued by one or more Lenders acceptable to the Borrower and the Lead Arrangers (the “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance and (ii) the fifth business day prior to the Revolving Maturity Date (as defined below).

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrower on the same business day. To the extent the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility. The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuing Bank.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:

Tranche A Facility: The Tranche A Facility shall mature on the fifth anniversary of the Closing Date (the “Tranche A Maturity Date”). The loans under the Tranche A Facility (the “Tranche A Loans”) will amortize in equal quarterly installments in annual amounts set forth below:

	Tranche A Facility

	Year 1	$30,000,000
	Year 2	$60,000,000
	Year 3	$90,000,000
	Year 4	$120,000,000
	Year 5	$300,000,000

Tranche B Facility: The Tranche B Facility shall mature on the seventh anniversary of the Closing Date (the “Tranche B Maturity Date”). The loans under the Tranche B Facility (the “Tranche B Loans” and together with the Tranche A Loans, the “Term Loans”) shall amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Tranche B Facility, with the final installment payable on the Tranche B Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Maturity Date”). There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; each of the Terms Loans and the Revolving Loans, a “Bank Loan” and collectively, the “Bank Loans”).

Purpose and Availability:

Tranche A Facility: The full amount of the Tranche A Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Tranche A Loans may be reborrowed.

Tranche B Facility: The full amount of the Tranche B Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Tranche B Loans may be reborrowed.

Revolving Facility: The Revolving Loans shall be available on or after the Closing Date and shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes. Not more than an amount to be mutually agreed of the Revolving Facility may be drawn immediately after giving effect to the Transactions. Revolving Loans may be borrowed, repaid and reborrowed.

Collateral:

Subject to the last paragraph of Section 1 of the Commitment Letter, the Bank Facilities, all interest rate protection and other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing will be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)           All equity interests of (or other ownership interests in), and intercompany debt of, entities owned by the Borrower and the Guarantors, except, in the case of the pledge of any equity interests of any entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code (a “CFC”) of the Borrower and the Guarantors, such pledge shall be limited to 66% of the voting equity interests and 100% of the non-voting equity interests of such CFC, subject to certain other exceptions to be agreed;

(b)           All present and future tangible and intangible assets of the Borrower and the Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned and leased real property, leases on mines, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, mineral rights, tax refunds, investment property and cash, wherever located, subject to exceptions and thresholds to be agreed; and

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets may be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Interest:

At the Borrower’s option, the Bank Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only at the Base Rate:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that when calculating interest on the Tranche B Loans, the Base Rate shall be deemed to be not less than 2.50% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the completion of syndication of each of the Bank Facilities (as determined by the Administrative Agent and notified to the Borrower), the interest period shall be one month and (ii) when calculating interest on the Tranche B Loans, LIBOR shall be deemed to be not less than 1.50% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

	LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

	C. Interest Margins

The applicable Interest Margin with respect to the Tranche B Facility and the applicable initial Interest Margins with respect to the Tranche A Facility and the Revolving Facility will be the basis points set forth in the following tables, as applicable:

	(i) if the Borrower’s corporate family rating from Moody’s is at least Ba3 (with stable outlook) and the corporate credit rating from S&P is at least BB- (with stable outlook) on the Closing Date:

		Base Rate Loans	LIBOR Loans
	Tranche A Facility	2.50	3.50
	Tranche B Facility	2.50	3.50
	Revolving Facility	2.50	3.50

	(ii) otherwise:

		Base Rate	LIBOR
		Loans	Loans
	Tranche A Facility	2.75	3.75
	Tranche B Facility	2.75	3.75
	Revolving Facility	2.75	3.75

	The Interest Margins with respect to the Tranche A Facility and the Revolving Facility will be subject to a leverage based grid to be mutually agreed.

Default Interest:

Interest will accrue on past due amounts (a) in the case of principal or interest on any loan at a rate of 2.0% per annum plus the interest rate otherwise applicable to such loan and (b) in the case of any other outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Revolving Loans and, in each case, will be payable on demand.

Unused Commitment Fees:

0.50% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis), payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments.

Letter of Credit Fees:

The Borrower shall pay (calculated on an actual/360-day basis) (a) to the Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit. Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Optional Prepayments and Commitment Reductions:

The Borrower may prepay, in whole or in part, the Bank Facilities, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in minimum amounts to be agreed. Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrower without premium or penalty.

Mandatory Prepayments:

The Bank Facilities shall be prepaid in an amount equal to: (a) 100% of the net cash proceeds from the sale or other disposition of all or any part of the assets of the Borrower or any of its subsidiaries after the Closing Date other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition, (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of certain debt or preferred stock after the Closing Date, 50% of excess cash flow (to be defined) of the Borrower and its subsidiaries (to be defined in a manner to be agreed), subject to stepdowns to 25% based on leverage ratios to be agreed. Mandatory prepayments shall be applied first to the Term Facilities and, after the Term Facilities have been prepaid in full, to the reduction of commitments under the Revolving Facility.

Application of Prepayments:

Optional and mandatory prepayments of the Term Facilities will be applied to the Tranche A Facility and the Tranche B Facility on a pro rata basis, except as set forth below. Until the Tranche A Facility has been repaid in full, Lenders under the Tranche B Facility may decline any prepayment, whereupon such amount shall be applied to the Tranche A Facility; once the Term Loan A Facility has been repaid in full, Lenders under the Term Loan B Facility may not decline any prepayment.

Within each Term Facility, prepayments will be applied to scheduled amortization payments (i) in the case of optional prepayments, as directed by Borrower and (ii) in the case of mandatory prepayments, on a pro rata basis.

Conditions Precedent to Initial Funding:

Conditions precedent to initial borrowings under the Bank Facilities shall be limited to (x) those set forth in the second paragraph of Section 1 of the Commitment Letter and in the Conditions Term Sheet and the accuracy of the Acquisition Agreement Representations and the Specified Representations and (y) delivery to the Administrative Agent of a notice of borrowing and any letter of credit request.

Conditions Precedent to All Other Extensions of Credit:

Conditions precedent to each borrowing under the Bank Facilities after the initial funding described above shall be consistent with those customary for similar senior secured bank financings, including (a) delivery to the Administrative Agent of a notice of borrowing or letter of credit request; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; and (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowings.

Representations and Warranties:

Subject to the last paragraph of Section 1 of the Commitment Letter, representations and warranties applicable to the Borrower and its subsidiaries, consisting of: corporate existence; corporate power and authority; non-contravention and enforceability of the Bank Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regu-

lations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure, absence of undisclosed liabilities; no governmental or third party approvals or consents; ownership of property; no liens; absence of burdensome restrictions; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; equity interests; maintenance of appropriate and adequate insurance; no material litigation; inapplicability of the Investment Company Act of 1940; solvency; payment of taxes and other obligations; no default or event of default; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:

Affirmative covenants, applicable to the Borrower and its subsidiaries, consisting of (subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation): delivery of certified quarterly and audited annual financial statements, accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; further assurances (including, without limitation, with respect to new subsidiaries and pledgors and security interests in after-acquired property); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Bank Facilities from Moody’s and S&P (but not to maintain a specific rating); obtaining interest rate protection on a percentage to be agreed of the aggregate funded indebtedness of the Borrower and its subsidiaries and in form and with parties acceptable to the Lenders.

Negative Covenants:	Negative covenants, applicable to the Borrower and its subsidiaries, consisting of (subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation):

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guaranties and other contingent obligations, and including the subordination of all intercompany indebtedness on terms reasonably satisfactory to the Lenders) and any prepayment, redemption or repurchase of such debt.

4. Limitations on mergers, consolidations and acquisitions.

5. Limitations on sales, transfers and other dispositions of assets.

6. Limitations on loans and other investments.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on creating new subsidiaries or becoming a general partner in any partnership.

9. Limitations on restrictions affecting subsidiaries.

10. Limitations on transactions with affiliates.

11. Limitations on issuances of capital stock.

12. No change in (i) the nature of their business or (ii) fiscal year.

13. No modification or waiver of charter documents of the Borrower and its subsidiaries in a manner materially adverse to the Lenders.

Financial Covenants:	Financial covenants, applicable to the Borrower and its subsidiaries after the Closing Date, consisting of (in each case to be defined):(2)

• maintenance of a minimum interest coverage ratio (EBITDA to interest expense); and

• maintenance of a maximum leverage ratio (net debt to EBITDA, subject to a cap on cash and cash equivalents to be netted to be mutually agreed).

(2)  Covenants to be based on 25% cushion to plan provided.

Events of Default:

Events of default consisting of: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Bank Documentation, Collateral or guarantees; change of control; and customary ERISA defaults.

Expenses and Indemnity:

The Borrower shall pay or reimburse all reasonable costs and expenses incurred in connection with the syndication of the Bank Facilities and with the preparation, negotiation, execution and delivery of the Bank Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel. You further agree to pay all costs and expenses of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bank Documentation.

The Borrower will indemnify the Lenders, the Commitment Parties, the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence or willful misconduct of such person.

Waivers and Amendments:

Amendments and waivers of the provisions of the Bank Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bank Facilities; provided that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees; (iii) extensions of scheduled amortization or the final maturity date and (iv) releases of all or substantially all of the Collateral or the guarantees; (b) the consent of all of the Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) modifications to the pro rata provisions and (c) consent of the Lenders holding not less than a majority of any class of loans under the Bank Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

Assignments and Participations:

Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities subject to the following limitations. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) during an event of default or prior to completion of the primary syndication of the Bank Facilities (as determined by the Lead Arrangers). In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues). The Bank Documentation shall provide that Term Loans may be purchased by, and assigned to, the Borrower on a non-pro rata basis through Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled promptly upon acquisition thereof, (ii) the aggregate principal amount of Term Loans acquired by the Borrower shall not exceed an amount to be mutually agreed in any fiscal year and (iii) the Borrower shall not be permitted to use proceeds from Revolving Loans to acquire such Term Loans.

Yield Protection, Taxes and Other Deductions:

The Bank Documentation will contain customary provisions for facilities of this kind, and as otherwise deemed necessary or appropriate by the Commitment Parties, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, requirements of law and defaulting lenders. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Lender’s applicable lending office).

Governing Law:

The State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Bank Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger and the Administrative Agent:	White & Case LLP.

EXHIBIT B

CONDITIONS PRECEDENT
$2,725,000,000 SENIOR SECURED BANK FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

1.             Conditions Applicable to the Bank Facilities.  The commitments of the Lenders in respect of the Bank Facilities and the closing and the initial extension of credit thereunder will be subject to the satisfaction of the conditions precedent set forth in the second paragraph of Section 1 of the Commitment Letter, the conditions precedent set forth in the Bank Term Sheet under the Heading “Conditions Precedent to Initial Funding” and each of the following additional conditions precedent:

(a)           Consummation of the Acquisition. The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Bank Facilities in compliance with applicable law and in accordance with the Acquisition Agreement (which shall be in the form provided to the Lead Arrangers prior to the execution of this Commitment Letter), without waiver or amendment thereof or any consent thereunder that are materially adverse to the Lenders (it being understood that any (i) material increase of the purchase price or (ii) change in the definition of “Company Material Adverse Effect” as set forth in the Acquisition Agreement on the date hereof shall be considered materially adverse to the Lenders and shall require the consent of the Lead Arrangers) unless consented to by the Lead Arrangers.  Immediately following the Transactions, neither Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as permitted pursuant to the terms of the Bank Documentation.  The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid in connection with the Refinancing and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Bank Documentation.

(b)           Fees and Expenses.  The Borrower shall have complied with all of their obligations to pay fees and expenses under the Fee Letter and the Commitment Letter. All accrued costs, fees and expenses (including reasonable legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arrangers and the Lenders shall have been paid to the extent reasonable documentation has been provided reasonably prior thereto.

(c)           Financial Statements; Pro Formas.  The Lead Arrangers shall have received (i) as soon as available and in any event not later than March 1, 2011, U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for each of the last three fiscal years ended more than 90 days prior to the Closing Date (the “Audited Financial Statements”), (ii) as soon as available and in any event not later than the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of

1

each of Borrower and the Target for each fiscal quarter ended in 2010 and 2011 and at least 45 days prior to the Closing Date, for the period elapsed from the beginning of the 2010 fiscal year or the 2011 fiscal year, as applicable, to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”), (iii) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last fiscal year covered by the Audited Financial Statements and for the latest twelve-month period ended with the latest period covered by the Unaudited Financial Statements required by clause (ii), promptly after the historical financial statements for such periods are available, in each case after giving effect to the Transactions and (v) forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis, through December 31, 2017 and (y) on a quarterly basis, through June 30, 2013.  The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

(d)           Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(e)           Collateral.  Subject to the last paragraph of Section 1 of this Commitment Letter, (i) the Collateral Agent shall have a perfected, first priority security interest in and lien on all assets as set forth in the Bank Term Sheet under the heading “Collateral”, (ii) all filings or recordations necessary to perfect such liens and security interests shall be in proper form for filing, and (iii) all filings and recording fees and taxes shall have been duly paid.

(f)            Miscellaneous Closing Conditions.  Subject to the last paragraph of Section 1 of this Commitment Letter, the Lenders under each Bank Facility shall have received closing certificates (including a solvency certificate from an authorized senior financial officer of the Borrower attesting to the solvency on the Closing Date of such Borrower and its subsidiaries, taken as a whole on a consolidated basis, evidences of authority, charter documents, and officers’ incumbency certificates) and customary legal opinions with respect to the Bank Facilities, in each case consistent with the Commitment Letter and Fee Letter and otherwise mutually agreed to be customary and appropriate for transactions of this type.  Subject to the last paragraph of Section 1 of this Commitment Letter, (a) the guarantees made by the Guarantors shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Bank Facilities, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Collateral Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Bank Documentation.

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EXHIBIT C

For purposes of this Commitment Letter:

“Company Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate: (a) that is, or would reasonably be expected to be material and adverse to the assets, liabilities (whether absolute, accrued, conditional or otherwise and including any contingent liabilities that may arise through outstanding or pending litigation), business, operations, results of operations or financial condition of the Target and its Subsidiaries taken as a whole, provided that, except as hereinafter set forth in this definition, no change, effect, event, occurrence or state of facts, relating to any of the following, individually or in the aggregate, shall be considered a Company Material Adverse Effect, solely as contemplated above (or be taken into account in determining whether a change, effect, event, occurrence or state of facts, is a Company Material Adverse Effect, solely as contemplated above): (i)  the announcement of the execution of the Acquisition Agreement or the transactions contemplated hereby, (ii) a change in the market price or trading volume of the Company Shares, (iii) any changes affecting the coal mining industry generally; (iv) any change in the market price of coal; (v) general political, economic, financial, currency exchange, securities, capital, credit or commodity market conditions in Canada, the United States or the United Kingdom (including the failure of any financial institution, whether or not either Party or its Subsidiaries as the case may be, has credit arrangements or other business dealings with such financial institution, or the imposition of any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by financial institutions); (vi) any change in Law or in the interpretation, application or non-application of Law by any Governmental Entity; (vii) any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof); (viii) any failure by Target to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations (it being understood that the causes underlying such change or failure referred to in clauses (ii) and (viii), respectively, may be taken into account when determining whether a Company Material Adverse Effect has occurred); (ix) any matters disclosed in the Acquisition Agreement or in the Company Disclosure Letter; or (x) any action or inaction taken by the Target or any of its Subsidiaries which has expressly consented in writing or as expressly permitted by the Acquisition Agreement, except, in the cases of clauses (iii), (iv), (v), (vi) and (vii), to the extent that Target and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to other companies of similar size operating in the coal mining industry (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); or (b) that is, or would reasonably be expected to be, material and adverse to the ability of Target to consummate the transactions contemplated by the Acquisition Agreement.

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As used in this Exhibit C:

“Company Disclosure Letter” means the disclosure letter executed by Target and delivered to the Borrower prior to the execution of the Acquisition Agreement;

“Company Shares” means the common shares in the authorized share capital of Target.

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX, the NYSE or the AIM; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSX, the NYSE and the AIM), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Parties” means the Target and the Borrower, and “Party” means either of them as the context requires.

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators, and, in respect of Target includes the Belcourt Saxon Coal Limited Partnership and the Willow Creek Coal Partnership.

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